Exhibit 99.1

ROCKY MOUNTAIN CHOCOLATE FACTORY APPOINTS BRIAN QUINN TO ITS BOARD OF DIRECTORS

DURANGO, Colo., March 13, 2025 (GLOBE NEWSWIRE) -- Rocky Mountain Chocolate Factory Inc. (Nasdaq: RMCF) (the “Company”, “we”, or “RMCF”), America’s Chocolatier™ and a leading franchiser of a premium chocolate and confectionary retail store concept, today announced that Brian Quinn has been appointed to the Company’s Board of Directors (the “Board”), where he will serve on the Company’s Nominating and Corporate Governance, Audit, and Compensation Committees.

Mr. Quinn is an accomplished business leader with extensive experience in brand development, franchise expansion, and operational strategy. He currently serves as the Chief Development Officer of Sonesta International Hotels, where he has been instrumental in the company’s rapid transformation, driving a strategic growth plan that expanded its footprint from less than 100 locations to over 1,000. He also played a key role in the $100 million acquisition of Red Lion Hotel Corporation, successfully launching nine new brands and resurrecting eight existing brands while leading Sonesta’s first-ever North American franchising initiative. His expertise in franchising and market expansion is closely aligned with Rocky Mountain Chocolate’s long-term vision to bolster its brand presence and invigorate franchise store growth through strategic expansion.

“Brian brings a wealth of experience in franchising and consumer brand development, making him an excellent addition to our Board,” said Jeff Geygan, Interim CEO of RMCF. “His track record of driving growth and strengthening franchise systems will be invaluable as we continue to execute on our growth initiatives and expand our store footprint.”

Mr. Quinn has held leadership positions at major hospitality and franchising companies, including Choice Hotels International, Red Lion Hotels, and InterContinental Hotels Group, where he played critical roles in revenue growth, franchise network development, and business transformation. He has also served on multiple industry boards, including the American Hotel & Lodging Foundation and Penn State University’s Hospitality Program.

Mr. Quinn holds a Bachelor of Business Administration degree from the University of South Florida and a Master of Business Administration from Saint Leo University.

About Rocky Mountain Chocolate Factory, Inc.

Rocky Mountain Chocolate Factory, Inc. is a leading franchiser of a premium chocolate and confectionary retail store concept. As America’s Chocolatier™, the Company has been producing an extensive line of premium chocolates and other confectionery products, including gourmet caramel apples since 1981. Headquartered in Durango, Colorado, Rocky Mountain Chocolate Factory is ranked among Entrepreneur’s Franchise 500® for 2025 and Franchise Times’ Franchise 400® for 2024. The Company and its franchisees and licensees operate nearly 260 Rocky Mountain Chocolate stores across the United States, with several international locations. The Company's common stock is listed on the Nasdaq Global Market under the symbol "RMCF."

Investor Contact

Sean Mansouri, CFA

Elevate IR

720-330-2829

RMCF@elevate-ir.com